NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on October 29, 2009, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on October 29, 2009 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Nuveen Florida Investment Quality Municipal Trust and Nuveen Premium Income Municipal Fund 2, Inc. became effective on October 17 (Saturday), 2009. Each share of Common Stock of Nuveen Florida Investment Quality Municipal Trust was converted for 0.97404707 shares of Nuveen Premium Income Municipal Fund 2, Inc. Common Stock. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on October 19, 2009.